Exhibit 19

Execution Version

JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022	WELLS FARGO BANK, NATIONAL ASSOCIATION 150 East 42nd Street, 40th Floor New York, New York 10017

APOLLO GLOBAL FUNDING, LLC APOLLO CAPITAL MANAGEMENT, L.P. 9 West 57th Street, 43rd Floor New York, New York 10019	KKR CORPORATE LENDING LLC KKR CAPITAL MARKETS LLC 30 Hudson Yards New York, New York 10001

CONFIDENTIAL

December 23, 2021

AMENDED AND RESTATED COMMITMENT LETTER

Chatham Delta Parent, Inc.

26 Main Street, Suite 204

Chatham, New Jersey 07928

Attention: Anthony Melchiorre

Re:	Project Bronze

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance”), Wells Fargo Bank, National Association (“WF Bank”), Apollo Global Funding, LLC (“AGF”), Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “ACM,” together with AGF and such funds, accounts and entities, “Apollo”) and KKR Corporate Lending LLC (“KCL”), KKR Capital Markets LLC (“KCM and together with KCL,“KKR” and, together with Jefferies Finance, WF Bank, Apollo, “we”, “us” or the “Commitment Parties”, and each a “Commitment Party”) that Chatham Delta Parent, Inc., a Delaware corporation (the “Purchaser” or “you”), formed at the direction of certain funds advised by Chatham Asset Management, LLC (the “Sponsor”), intends to acquire, directly or indirectly (the “Acquisition”), all of the issued and outstanding capital stock of R. R. Donnelley & Sons Company, a Delaware corporation (the “Target” and, together with its subsidiaries, the “Acquired Business” and, following the Acquisition, the “Company”), from the existing shareholders of the Target (collectively, the “Sellers”). We understand that, in connection with the foregoing, you intend to consummate the Acquisition and the other Transactions described and defined in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions for the ABL Facility (as defined below) attached hereto as Exhibit B (the “ABL Term Sheet”), the Summary of Principal Terms and Conditions for the Bridge Loan Facility (as defined below) attached hereto as Exhibit C (the “Bridge Term Sheet”), the Summary of Principal Terms and Conditions for the Exchange Notes (as defined below) attached hereto as Exhibit D (the “Exchange Notes Term Sheet”

and, together with the ABL Term Sheet and the Bridge Term Sheet, the “Term Sheets”) and the Summary of Conditions attached hereto as Exhibit E (the “Conditions Annex”); this commitment letter, the Transaction Description, the Term Sheets and the Conditions Annex, collectively, the “Commitment Letter”. As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

This amended and restated commitment letter (together with the exhibits and annexes attached hereto, this “Commitment Letter”) hereby supersedes and replaces in in its entirety that certain commitment letter, dated December 14, 2021 (the “Original Signing Date”), by and among you, Jefferies Finance and WF Bank (together with the exhibits and annexes attached thereto, the “Original Commitment Letter” and, together with the related fee letter and engagement letter dated as of even date therewith, the “Original Debt Financing Letters”) and such Original Commitment Letter shall be of no further force or effect.

1. The Commitments.

In connection with the Transactions, Jefferies Finance, ACM and KCL (in such capacity, collectively, the “Bridge Commitment Parties”) is pleased to advise you of its several, but not joint, commitment, directly or through one or more of its affiliates, to provide 80%, 10% and 10%, respectively, of the principal amount of a senior secured bridge loan facility having the terms set forth in Exhibits B and C hereto in an aggregate principal amount of $1,125.0 million pursuant to which you shall finance the issuance and sale (the “Notes Offering”) of senior secured notes (the “Notes”) in an aggregate principal amount of up to $1,125.0 million (or, if the offering of the Notes is not consummated prior to, or concurrently with, the Acquisition, the drawdown of senior secured increasing rate loans (the “Bridge Loans”)) (the “Bridge Loan Facility”, and such commitment, the “Bridge Commitment”) and (ii) WF Bank (in such capacity, the “ABL Commitment Party”) is pleased to advise you of its several, but not joint, commitment, directly or through one or more of its affiliates, to provide 100% of the principal amount of an asset-based revolving credit facility in an aggregate principal amount of up to $550.0 million (the “ABL Facility”, and such commitment, the “ABL Commitment”). You have advised us that, subject to the terms described in this paragraph below, it is intended that the financing for the Transactions will include (i) the ABL Facility and (ii) the Bridge Loan Facility (the “Debt Financing”). Notwithstanding the foregoing, if the Required ABL Amendments are obtained within 40 business days (or such longer period as the ABL Commitment Party may agree in its sole discretion) of the Launch Date, the ABL Commitment shall automatically be reduced to zero. If the Required ABL Amendments are obtained more than 40 business days (or such longer period as the ABL Commitment Party may agree in its sole discretion) after the Launch Date, the ABL Commitment Party may elect to reduce its ABL Commitment to zero. If the Required Existing Term Loan Amendments are obtained within 40 business days (or such longer period as the Bridge Lead Arranger (as defined below) may agree in its sole discretion) of the Launch Date, the Bridge Commitment shall automatically be reduced on a pro-rata basis among the Bridge Commitment Parties by $147.8 million (less any voluntary or mandatory prepayments of term loans prior to the Closing Date). If the Required Term Loan Amendments are obtained (the “Remaining Term Loan Amount”) more than 40 business days (or such longer period as the Bridge Lead Arranger may agree in its sole discretion) after the Launch Date, the Bridge Lead Arranger may elect to reduce the Bridge Commitment by up to $147.8 million on a pro-rata basis among the Bridge Commitment Parties (less any voluntary or mandatory prepayments of term loans prior to the Closing Date). The Bridge Commitment shall automatically reduce on a pro-rata basis among the Bridge Commitment Parties by (i) the Remaining Notes Amount and (ii) the gross proceeds of the Notes Offering or any other offering of debt securities.

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The respective commitments of each Commitment Party described in this Section 1 are collectively referred to herein as the “Commitments.” Our respective Commitments are, in each case, on the terms and subject solely to the conditions set forth in (i) Section 3 of this Commitment Letter, (ii) solely with respect to the ABL Commitment, Exhibit B to this Commitment Letter under the heading “Conditions Precedent”, (iii) solely with respect to the Bridge Commitment, Exhibit C to this Commitment Letter under the heading “Conditions Precedent” and (iv) Exhibit E to this Commitment Letter. Notwithstanding anything to the contrary in this Commitment Letter, the amended and restated fee letter, dated the date hereof (as amended, supplemented or modified from time to time, the “Fee Letter”), between you and us, and the amended and restated engagement letter (including the exhibits, schedules and annexes thereto), dated the date hereof (as amended, supplemented or modified from time to time, the “Engagement Letter” and, together with this Commitment Letter and the Fee Letter, the “Debt Financing Letters”), between you and Jefferies LLC (“Jefferies”), the terms of this Commitment Letter include certain of the material provisions of the ABL Facility and the Bridge Loan Facility. Additional terms, covenants, representations, warranties, default clauses and other provisions will be contained in the definitive documents relating to the Debt Financing after giving effect to the Documentation Principles (collectively, the “Definitive Debt Documents”). Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters. Each of the parties hereto agrees that each of this Commitment Letter and each of the other Debt Financing Letters is a binding and enforceable agreement with respect to the subject matter contained herein or therein, including an agreement to negotiate in good faith the Definitive Debt Documents in a manner consistent with this Commitment Letter and the other Debt Financing Letters, it being acknowledged and agreed that, notwithstanding any other provisions hereof or in the Definitive Debt Documents, the Commitments provided hereunder are subject solely to the conditions precedent set forth in Section 3, Exhibits B and C hereto, as applicable, under the heading “Conditions Precedent” and Exhibit E hereto.

2. Titles and Roles. As consideration for the Commitments of the Commitment Parties, subject to the immediately succeeding paragraph, you agree that you hereby retain and will cause your affiliates to retain:

(a) Jefferies Finance or its designee to act as the sole administrative agent, sole collateral agent and sole lead arranger (in such capacity, the “Bridge Lead Arranger”) and Jefferies Finance, AGF and KCM as joint lead book-runners for you and your affiliates in connection with the Bridge Loan Facility (in such capacity, collectively, the “Bridge Lead Book-Runners”); and

(b) WF Bank or its designee to act as the sole administrative agent, sole collateral agent, sole lead book-runner and sole lead arranger for you and your affiliates in connection with the ABL Facility (in such capacity, the “ABL Lead Arranger” and, together with the Bridge Lead Arranger, the “Arrangers”).

It is agreed that no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the ABL Facility and the Bridge Loan Facility unless mutually agreed. It is further agreed that: (i)(A) in any Materials (as defined below) and all other offering or marketing materials in respect of the Bridge Loan Facility, Jefferies Finance shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibilities customarily associated with such “top left” placement, AGF and KCM will have placement immediately to the “right” of Jefferies Finance in an alphabetical order on the cover page of any marketing materials for the Bridge Loan Facility and (B) the other agents (or their respective affiliates, as applicable) for the Bridge Loan Facility, if mutually agreed as set forth above, will be listed in an order determined by Jefferies Finance and you in any marketing materials or other documentation; and (ii)(A) in any Materials and all other offering or marketing materials in respect of the ABL Facility, WF Bank shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibilities customarily associated with such “top left” placement and (B) the other agents (or their respective affiliates, as applicable) for the ABL Facility, if mutually agreed as set forth above, will be listed in an order determined by WF Bank and you in any marketing materials or other documentation.

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3. Conditions Precedent. The availability of the loans under the ABL Facility and the Bridge Loan Facility on the Closing Date is solely conditioned upon satisfaction or waiver by us of the following conditions: (i) since the date of the Merger Agreement, there has not been any adverse change, event, effect or circumstance that has resulted in, or would reasonably be expected to result in, a “Company Material Adverse Effect” (as defined in the Merger Agreement (as in effect on the Original Signing Date)); (ii) the Specified Merger Agreement Representations (as defined below) and the Specified Representations (as defined below) shall be true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); (iii) the conditions expressly set forth in Exhibits B and C to this Commitment Letter, as applicable, under the heading “Conditions Precedent”; and (iv) the conditions set forth in Exhibit E to this Commitment Letter. Notwithstanding anything in this Commitment Letter to the contrary, upon satisfaction (or waiver by the Commitment Parties in their sole discretion) of such conditions, the initial funding of the applicable Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the Commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Definitive Debt Documents, other than those that are expressly stated or referred to in this paragraph.

Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions or the Acquisition to the contrary, (i) the only representations and warranties the accuracy or making of which shall be a condition to the availability of the ABL Facility and the Bridge Loan Facility on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Acquired Business in the Merger Agreement as are material to the interests of the Lenders or the Commitment Parties, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or other modification thereto that is materially adverse to the interests of the Commitment Parties, collectively, the “Specified Merger Agreement Representations”) and (B) the Specified Representations, (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the ABL Facility and the Bridge Loan Facility on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied or waived by the Commitment Parties (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and its wholly-owned domestic subsidiaries to the collateral agent under the Existing ABL Credit Agreement or the Existing Term Loan Credit Agreement, as bailee for perfection (which stock certificates shall be delivered on the Closing Date; provided that, if, after using commercially reasonable efforts the stock certificates of subsidiaries of the Target cannot be delivered on the Closing Date, then such stock certificates must be delivered within ten (10) business days after the Closing Date, as such period may be extended by the collateral agent under the Existing ABL Credit Agreement or the Existing Term Loan Credit Agreement in accordance with the terms thereof) is not or cannot be provided or perfected, in each case, on the Closing Date after your use of commercially reasonable efforts to do so, the provision or perfection of such Collateral shall not constitute a condition precedent to the availability of the ABL Facility or the Bridge Loan Facility on the Closing Date, but shall be required to be provided and perfected within ninety (90) days after the Closing Date (subject to extensions in writing (which may include by electronic mail) by the Administrative Agent); provided that such perfection requirement shall not apply to the Bridge Loan Facility to the extent the market flex provisions under Section 2(b) of the Fee

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Letter are exercised and (iii) the only conditions (express or implied) to the availability of the Facilities on the Closing Date are those expressly set forth in Section 3, Exhibits B and C hereto, as applicable, under the heading “Conditions Precedent” and Exhibit E hereto, and such conditions shall be subject in all respects to the provisions of this paragraph. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (which representation shall be consistent in substance with Exhibit F hereto), no conflicts resulting from the entering into, execution, delivery and performance of the Definitive Debt Documents with charter documents, Federal Reserve margin regulations, Patriot Act, use of proceeds not in violation of FCPA, OFAC/AML and other anti-terrorism laws, the Investment Company Act, and, subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests (subject in all respects to customary permitted liens). This paragraph shall be referred to herein as the “Certain Funds Provision.”

4. Syndication.

(a) We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to a syndicate of banks, financial institutions and other entities (which may include the Arrangers) identified by us in consultation with you (collectively, the “Lenders”); provided that we will not syndicate to those persons that are (i) identified by name in writing to us by you prior to our signing of the Original Commitment Letter, (ii) competitors of you and your subsidiaries or of the Acquired Business that are separately identified in writing by you or the Borrower to us from time to time (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to disqualify any persons that (x) have previously acquired an assignment or participation in the ABL Facility or the Bridge Loan Facility or (y) have entered into a trade for either of the foregoing) or (iii) any affiliates of any person identified in clause (i) or (ii) above (which, for the avoidance of doubt, shall not include any bona fide debt investment funds or fixed income investors that purchase commercial loans, debt securities or similar instruments in the ordinary course of business, other than such debt funds that are excluded pursuant to clause (i) above) that are either (A) identified by you or the Borrower to us in writing from time to time or (B) readily identifiable as an affiliate solely on the basis of its name (collectively, the “Disqualified Institutions”); provided, further, that no such assignment (x) shall relieve us of our obligations hereunder (including our obligation to fund the Bridge Loan Facility and make the ABL Facility available on the Closing Date on the terms and conditions hereof) upon satisfaction or waiver by us of all conditions to the initial extensions of credit on the Closing Date and (y) shall become effective as between you and us with respect to all or any portion of our respective Commitments in respect of the ABL Facility and the Bridge Loan Facility until the effectiveness of the ABL Facility on the Closing Date and the funding of the Bridge Loan Facility on the Closing Date; provided, finally, that, unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to our respective Commitments in respect of the ABL Facility and the Bridge Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders; provided that such prospective Lenders shall not include any

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Disqualified Institution. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts, to the extent practicable and not in contravention of the Merger Agreement, to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (as defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

(b) We may commence our syndication efforts after the Original Signing Date, and you agree to assist us actively (and, in all events, use your commercially reasonable efforts) to complete a timely syndication (that is reasonably satisfactory to us) until the date that is the earlier of (i) sixty (60) days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Such assistance shall include:

(i) using commercially reasonable efforts to ensure that our syndication efforts benefit materially from your and, to the extent practicable and not in contravention of the Merger Agreement, the Acquired Business’ existing lending and investment banking relationships;

(ii) providing direct contact between your senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, to the extent practicable and not in contravention of the Merger Agreement, your using commercially reasonable efforts to cause, and (y) thereafter, causing the Acquired Business to provide direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand) at reasonable times to be mutually agreed to by the Acquired Business and taking into account remote working arrangements;

(iii) your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, to the extent not in contravention of the Merger Agreement, and (y) thereafter, causing the Acquired Business to assist) in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) and other customary and reasonably necessary marketing materials to be used in connection with the syndication of our respective Commitments (together with all Confidential Information Memoranda, the “Materials”);

(iv) the provision to us of copies of any due diligence reports or memoranda prepared at your direction or at the direction of any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you of customary non-disclosure and non-reliance agreements as shall be reasonably requested by you;

(v) your using commercially reasonable efforts to obtain, prior to the launch of the road show for the Notes Offering, (A) a monitored public corporate rating and a monitored public corporate family rating for the Borrower from each of S&P Global Ratings, a division of S&P Global (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (ii) monitored public facility ratings from each of S&P and Moody’s for the Notes; and

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(vi) the hosting, with us (and to the extent we request that senior management or representatives of the Acquired Business attend, using your commercially reasonable efforts to cause them to attend (to the extent practicable and not in contravention of the Merger Agreement)), of at least one customary “bank meeting” (which may be virtual) and any number of additional meetings as we may deem reasonably necessary with prospective Lenders during normal business hours at such times and in such places as mutually agreed.

For the avoidance of doubt, (i) you, the Acquired Business and our and their affiliates will not be required to provide any information to the extent, and solely to the extent, the provision thereof would violate any attorney-client privilege, law, rule, regulation or any pre-existing obligation of confidentiality not created in contemplation hereof or any similar transactions binding on you, the Acquired Business or your or its respective affiliates; provided that, in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to describe the applicable information in a manner that does not violate such law, rule, regulation or confidentiality obligation or without waiving such attorney-client privilege and solely to the extent required in connection with the foregoing and (ii) the only Projections, financial statements and other financial information that shall be required to be provided to the Arrangers shall be the Projections, financial statements and other financial information already provided as of the Original Signing Date, or required to be delivered pursuant to paragraph 4 of Exhibit E attached hereto. Notwithstanding anything to the contrary contained in this Commitment Letter, the other Debt Financing Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary (but without limiting the conditions precedent referred to in Section 3, including Exhibit E), we agree that neither the compliance with any of the provisions set forth in this Section 4, including the provisions set forth in clauses (i) through (vi) above, nor the commencement or the completion of the syndication of the ABL Facility or the Bridge Loan Facility or any other Debt Financing shall constitute a condition precedent to the funding of the Debt Financing on the Closing Date.

(c) You agree, at our request, to assist in the preparation of a version of the Confidential Information Memorandum consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company, its affiliates or any of its securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you and we agree that, unless specifically labeled “Private—Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the ABL Facility or the Bridge Loan Facility, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Unless expressly identified as “Public Information,” including pursuant to the final sentence of this Section 4(c), each document to be disseminated by us to any Lender in connection with the syndication of the ABL Facility and the Bridge Loan Facility will be deemed to contain Material Non-Public Information, and we will not make any such materials available to potential Lenders who do not wish to receive Material Non-Public Information. Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that, in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a

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representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly after you have received and had a reasonable opportunity to review the same that any such document contains Material Non-Public Information): (i) drafts and final Definitive Debt Documents with respect to the ABL Facility and the Bridge Loan Facility; (ii) the Term Sheets; (iii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda); and (iv) notification of changes in the terms of the ABL Facility and the Bridge Loan Facility. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC.”

(d) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and their respective logos in connection with any such dissemination, subject to your or their prior written approval (not to be unreasonably withheld or delayed). You further agree that, at our sole expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of you and your affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5. Information. You represent, warrant and covenant (and, with respect to the Target and its subsidiaries prior to the consummation of the Acquisition, to the best of your knowledge) that:

(a) all written factual information and data concerning the Transactions, you, the Target or your or its respective subsidiaries, other than the Projections, information of a general economic or industry-specific nature (including the Materials, the “Information”), that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its respective representatives is or will be, when furnished, taken as a whole and as supplemented as provided below, complete and correct in all material respects;

(b) none of the Information shall, when furnished or on the Closing Date, taken as a whole and as supplemented as provided below, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

(c) all projections, financial estimates, forecasts and other forward-looking information that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquired Business and (ii) assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ significantly and that such differences may be material).

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You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that (and, with respect to the Target and its subsidiaries prior to the consummation of the Acquisition, to your knowledge) such representations and warranties will be correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations. Neither the accuracy of the foregoing representations and warranties, whether or not cured, nor the delivery of any Information, Projections or any supplement thereto, shall be a condition to the Commitments and obligations of the Commitment Party hereunder.

You shall be solely responsible for Information and the Projections, including the contents of all Materials other than any contents relating to us or our affiliates. We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business, except for customary field exams and appraisals in connection with the ABL Facility.

6. Clear Market. You agree that, from the Original Signing Date until the earlier of (a) the date on which a Successful Syndication has been achieved (provided that such date shall not be earlier than the Closing Date) and (b) the date that is sixty (60) days after the Closing Date, you will not, will cause your affiliates not to permit, and will use your commercially reasonable efforts, to the extent practicable and not in contravention of the Merger Agreement, not to permit) any competing offering, placement or arrangement of any bank financing or debt securities (including equity-linked securities) without our consent (such consent not to be unreasonably withheld, delayed or conditioned) (in each case, other than (1) intercompany indebtedness, performance bonds, surety bonds, receivables financing arrangements, foreign credit lines, ordinary course capital leases, letters of credit, purchase money and equipment financings, in each case, in the ordinary course of business, and bank financing (but not, for the avoidance of doubt, debt securities) drawn or incurred to refinance existing debt maturing within 12 months of the Original Signing Date, by the Target and its affiliates, (2) the Debt Financing contemplated hereby, the offering of the Securities (as defined in the Fee Letter), the Notes Offering, (3) indebtedness as to which a fee is payable to the Commitment Parties pursuant to the Fee Letter, (4) working capital and other indebtedness of the Company and its subsidiaries permitted to remain outstanding or be incurred after the Original Signing Date in compliance with or as contemplated by the Merger Agreement and (5) any other debt incurred with our written consent), in each case, that would reasonably be expected to materially impair the primary syndication of the ABL Facility or the Bridge Loan Facility.

7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us and Jefferies for our respective accounts the fees, expenses and other amounts set forth in the Debt Financing Letters to the extent and at the time or times earned and payable. For the avoidance of doubt, unless any such fee has otherwise been disclosed and consented to by an Affiliated Buyer (as defined below), no fee shall be paid to KCM with respect to any commitments provided by an investment fund, vehicle or account that is discretionarily managed in a fiduciary capacity by an affiliate of KCM for the benefit of one or more third party investors (an “Affiliated Buyer”).

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8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference into this Commitment Letter.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) this Commitment Letter (but not any other Debt Financing Letter) may be disclosed as required by applicable law, regulation or compulsory legal process or as required or requested by a governmental authority (including in any proxy statement required to consummate the tractions contemplated hereby) (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your affiliates and your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) this Commitment Letter may be disclosed (but not the Fee Letter or the contents thereof) to rating agencies in connection with their review of the Bridge Loan Facility or the Company, (d) the information contained in this Commitment Letter (but not the information contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the ABL Facility and the Bridge Loan Facility, (e) this Commitment Letter (but not any other Debt Financing Letter) may be disclosed to the Acquired Business, the Sellers and their respective officers, directors, employees, attorneys, accountants and advisors, in connection with the Transactions, (f) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and its contents to any potential Lenders or in any information memorandum, syndication distribution or offering memorandum related to the Notes or other securities, as well as in any proxy statement or other public filing, or any syndication or other marketing material, relating to the Acquisition, the ABL Facility or the Bridge Loan Facility, (g) in connection with the exercise of any remedies hereunder, under the Fee Letter or under any of the Definitive Debt Documents or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (h) with our express prior written consent, (i) to the extent such information (1) becomes publicly available other than as a result of a breach of this paragraph by you or (2) becomes available to you or any of your affiliates on a non-confidential basis from a source other than you, so long as such source is not, to your knowledge, subject to confidentiality obligations to us, and (j) in connection with any accounting or auditing procedures so long as such recipients are informed of the confidential nature of such information and are obligated to or have been advised of their obligations to keep information of this type confidential. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information or a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the ABL Facility and the Bridge Loan Facility and/or the Notes Offering. Your obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the Original Signing Date and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of your (and your affiliates’ and your and your affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve your responsibilities in respect of any breach of this paragraph prior to such termination.

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We agree to (and to cause our affiliates and our and our affiliates’ respective employees, representatives or other agents to) maintain the confidentiality of all confidential information provided to us by or on behalf of you, the Target and/or your respective subsidiaries and affiliates (“Company Information”), except that Company Information may be disclosed (a) to our affiliates and to our and our affiliates’ respective directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) pursuant to the order of any court, administrative agency or regulator or in any pending legal or administrative proceeding, or otherwise as required by any governmental or self-regulatory authority, applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder, under the Fee Letter or under any of the Definitive Debt Documents or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (e) with your express prior written consent, (f) to prospective lenders, participants or any rating agency or as is otherwise required in connection with the syndication (but, for purposes of clarity, not to any Disqualified Institution), (g) for purposes of establishing a “due diligence” defense or (h) to the extent such Company Information (1) becomes publicly available other than as a result of a breach of this paragraph by us, (2) becomes available to us or any of our affiliates on a non-confidential basis from a source other than you, so long as such source is not, to our knowledge, subject to confidentiality obligations to you or the Target or (3) is independently developed by us or any of our affiliates; provided that the disclosure of any such Company Information to Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Any person required to maintain the confidentiality of Company Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Company Information as such person would accord to its own confidential information. Our obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the Original Signing Date and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of our (and our affiliates’ and our and our affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve our responsibilities in respect of any breach of this paragraph prior to such termination.

Notwithstanding anything herein to the contrary, (i) the foregoing confidentiality provisions shall apply, mutatis mutandis, to the Original Debt Financing Letters and (ii) you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

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10. Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a) we and/or our affiliates and subsidiaries (including Jefferies Group LLC and its affiliates, the “Jefferies Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of the Jefferies Group;

(b) Jefferies Group’s ultimate parent, Leucadia National Corporation (collectively with its subsidiaries and affiliates (including Jefferies Group), “Leucadia”), is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including, buying and selling companies and business lines and making strategic investments in other companies and businesses, in each case, from which conflicting interests, or duties, may arise, and that Leucadia maintains certain officers, directors and employees who also perform the same or similar roles for us;

(c) we and any other member of Leucadia may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of Leucadia is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of Leucadia in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of Leucadia for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(d) information that is held elsewhere within us or Leucadia, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder;

(e) neither we nor any other member of Leucadia shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business;

(f) (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters and Jefferies’ engagement as buy-side financial advisor to the Borrower, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial

12

firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of Leucadia may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention; and

(g) neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a “Company Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representations and whether as a result of any inaccuracy of any Specified Merger Agreement Representation there has been a failure of a condition precedent to your (or your applicable affiliate’s) obligation to consummate the Acquisition or such failure gives you (or your applicable affiliate) the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Merger Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising

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out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or to one or more Lenders, whereupon we shall be released from the portion of our respective Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligations hereunder, including our obligation to fund on the Closing Date the portion of our respective Commitments so assigned upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and its respective affiliates) or any of the matters contemplated in the Debt Financing Letters.

(c) This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective permitted successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals (including the Original Debt Financing Letters), whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) You agree that we or any of our affiliates may make customary disclosures of information about the Transactions to market data collectors and similar service providers to the financing community following the consummation of the Transactions.

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(f) We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party, that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”) and 31 C.F.R. § 1010.230 (as amended from time to time, the “Beneficial Ownership Regulation”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

15. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 11:59 p.m., New York City time, on December 23, 2021 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (the “Expiration Date”): (i) the date of termination or abandonment of the Merger Agreement (it being understood that the Merger Agreement will be deemed to have been abandoned if it has not been fully executed at or prior to 9:05 a.m., Chicago time, on December 17, 2021), (ii) the closing of the Acquisition, (iii) the execution of the Definitive Debt Documents on the Closing Date and (iv) 5:00 p.m., New York City time, on June 30, 2022. In addition, each of our ABL Commitment and Bridge Commitment shall be reduced or terminate pursuant to Section 1 hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

[Signature Page—Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Samantha Alexander
Name: Samantha Alexander
Title: Managing Director

[Signature Page—Commitment Letter]

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APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO GLOBAL FUNDING, LLC

By:	/s/ Matthew Manin
Name: Matthew Manin
Title: Vice President

[Signature Page—Commitment Letter]

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KKR CORPORATE LENDING LLC
KKR CAPITAL MARKETS LLC

By:	/s/ John Knox
Name: John Knox
Title: Chief Financial Officer

[Signature Page—Commitment Letter]

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Accepted and agreed to as of the

date first above written:

CHATHAM DELTA PARENT, INC.

By:	/s/ Anthony Melchiorre
Name: Anthony Melchiorre
Title: President

[Signature Page—Commitment Letter]

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ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

As consideration for the Debt Financing Letters, the Purchaser (“you”) hereby agrees (i) to indemnify and hold harmless the Commitment Parties, the Lenders in the Debt Financing and each of our and their respective affiliates and subsidiaries (including Jefferies) and each of the respective officers, directors, partners, employees, affiliates, agents, representatives, attorneys-in-fact, members, successors, assigns and controlling persons of each of the foregoing (each, an “indemnified person”), to the fullest extent lawful, from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (each, a “Claim”), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person promptly following written demand (together with reasonably detailed documentation describing such Claim) for all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to one counsel selected by us to such indemnified persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons similarly situated, taken as a whole (and, if reasonably necessary, of one regulatory counsel and of one local counsel in each relevant jurisdiction)) incurred by the indemnified person (including all such costs and expenses incurred to enforce the terms of this Commitment Letter) as they are actually incurred in connection with investigating, preparing, defending or settling any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from (i) the bad faith, gross negligence or willful misconduct of such indemnified person, (ii) the material breach of Debt Financing Letters by such indemnified person (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) any disputes solely among indemnified persons (other than any claims against a Commitment Party or other indemnified person in its capacity as the administrative agent, an arranger, any other agent or any other similar role under the ABL Facility or Bridge Loan Facility) and not arising out of any act or omission of the Borrower or the Company, or any of your or its respective affiliates, and such indemnified person shall promptly repay such reimbursed costs and expenses to you. In addition, in no event will you or any of your affiliates or the Acquired Business or any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise; provided that, for the avoidance of doubt, the foregoing does not limit or otherwise modify your and your affiliates’ and the Acquired Business’s and any indemnified person’s indemnification obligations as provided herein to the extent such consequential,

Annex A-1

special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) are included in any third party claim. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted from the bad faith, gross negligence or willful misconduct of such indemnified person. You shall not be liable for any settlement of any proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed) unless (1) such settlement is entered into more than 30 days after receipt by you of an indemnified person’s request to settle such action, (ii) you shall not have reimbursed the indemnified person in accordance with the indemnified person’s request of you to reimburse the indemnified person for the reasonable and documented out-of-pocket fees and expenses of counsel as contemplated herein prior to the date of such settlement and (iii) such indemnified person shall have given you at least 30 days’ prior notice of its intention to settle.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person has given its prior written consent, which may not be unreasonably withheld, conditioned or delayed, or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of such indemnified person from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such indemnified person.

If any Claim is commenced, as to which an indemnified person proposes to demand indemnification, such indemnified person shall notify you with reasonable promptness if you are not a party to such Claim; provided, however, that any failure by such indemnified person to notify you shall not relieve you from its obligations hereunder. You shall be entitled to assume the defense of any such Claim, exercisable by giving written notice to such indemnified person within ten business days after receipt of written notice from the indemnified person of such assertion or commencement.

If, for any reason (other than in connection with any excluded Losses set out in (i), (ii) and (iii) of the first paragraph above) the foregoing indemnity is judicially determined to be unavailable to an indemnified person for any reason or insufficient to hold any indemnified person harmless, then you agree to contribute to any such Losses in such proportion as is appropriate to reflect the relative benefits received or proposed to be received by you, on the one hand, and by us, on the other, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other, but also the relative fault of you on the one hand, and us, on the other, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by us with respect to the services rendered pursuant to the Debt Financing Letters. Relative benefits to you, on the one hand, and to us, on the other hand, shall be deemed to be in the same proportion as (i) the total transaction value of the Transactions bears to (ii) all fees actually received by you in connection with the Debt Financing Letters.

Annex A-2

The indemnified person shall have the right to employ separate counsel of its own choice to represent it in any such Claim and to participate in the defense thereof, but the fees and expenses of any such separate counsel (other than reasonable costs of investigation) shall be at the expense of the indemnified person, unless (i) you have failed to promptly assume the defense and employ counsel satisfactory to the indemnified person in accordance with the preceding sentence, (ii) the use of counsel chosen by you to represent the indemnified person would present such counsel with a conflict of interest, (iii) the indemnified person shall have been advised by counsel that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which one or more legal defenses may be available to such indemnified person and/or any other indemnified persons that are inconsistent with, different from or in addition to those available to you (in which case you shall not be entitled to assume the defense of such Claim on behalf of such indemnified person) or (iv) you authorize the indemnified person to employ separate counsel at your expense (in each such case you will pay the fees and disbursements of such counsel); provided, however, that you shall not, in connection with any one such Claim, or series of separate but substantially similar Claims arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons (other than local counsel or counsel with specialized expertise).

The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex A-3

EXHIBIT A

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the respective meanings set forth in the Commitment Letter to which this Exhibit A is attached, including any other exhibits or attachments thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

It is intended that:

(a) The Sponsor has directly or indirectly formed Purchaser and has caused Purchaser to form Chatham Delta Acquisition Sub, Inc. (“Acquisition Sub”).

(b) The Sponsor will directly or indirectly (i) purchase no less than $250.0 million of equity interests of Purchaser for cash (the “Cash Contribution”); (ii) contribute up to $150.0 million of cash as may be necessary to pay Company Obligations and/or Indemnification Obligations (each as defined in the Capital Commitment Letter (as defined in the Merger Agreement)) (the “Cash Payment”); and (iii) contribute (x) 10,927,100 shares of common stock of the Target currently owned by certain affiliated investment funds of Sponsor, and (y) any additional shares of common stock of the Target that such affiliated investment funds may hereafter acquire prior to the consummation of the Acquisition, to Purchaser in exchange for equity interests of Purchaser (the “Rollover Contribution”).

(c) The Sponsor will directly or indirectly contribute no less than an aggregate of approximately $796.0 million in aggregate principal amount of the debt of the Target currently owned by certain affiliated investment funds of the Sponsor to Purchaser in exchange for common equity interests and/or subordinated pay-in-kind instruments of Purchaser that is unsecured and non-recourse to any subsidiaries of the Purchaser (the “Debt Contribution”).

(d) The Borrower will obtain a (i) $550.0 million asset-based revolving credit facility (the “ABL Facility”) and (ii) $1,125.0 million senior secured bridge loan facility (the “Bridge Loan Facility” and, together with the ABL Facility, the “Facilities”), in each case on the terms set forth in the Term Sheets and subject to the commitment reduction mechanics contained in Section 1 of the Commitment Letter.

(e) The Purchaser will acquire, directly or indirectly, the Target pursuant to that certain Agreement and Plan of Merger, dated as of December 14, 2021, attached hereto as Annex 1 to this Exhibit A, as the same may be amended, modified or waived in accordance with Section 2(b) of Annex E (together with any exhibits and schedules thereto, as amended, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”, and such transaction, the “Merger Transaction”), entered into by and among the Purchaser, the Target and the Sellers; provided that following the Merger Transaction, the Sponsor shall directly or indirectly control equity interests representing at least a majority of the voting power of the Purchaser and have the right to appoint a majority of the board of directors of the Purchaser on the Closing Date after giving effect to the Transactions.

(f) The Borrower will, directly or indirectly, use a portion of the net proceeds of the Facilities and the Cash Contribution to make a distribution to the Purchaser for payment to the Sellers in accordance with the Merger Agreement. Immediately following the Acquisition, the Target will be a wholly-owned subsidiary of Purchaser.

Exhibit A-1

(g) Proceeds received by the Company will be used to fund, directly or indirectly (i) the distribution described in clause (f) above; (ii) fees and expenses incurred in connection with the foregoing transactions related thereto (such fees and expenses, the “Transaction Costs”); (iii) if the Required ABL Amendments (as defined below) are not obtained within 40 business days of the Launch Date (or such longer period as the ABL Commitment Party may agree in its sole discretion), the refinancing or otherwise discharging of that certain Second Amended and Restated Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing ABL Credit Agreement”), by and among Target, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing and/or discharge of the Existing ABL Credit Agreement (this clause (iii), the “ABL Refinancing”); (iv) if the Required Term Loan Amendments (as defined below) are not obtained within 40 business days of the Launch Date (or such longer period as the Bridge Lead Arranger may agree in its sole discretion), the refinancing or otherwise discharging of that certain credit agreement, dated as of October 15, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Term Loan Credit Agreement”), by and among Target, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing and/or discharge of the Existing Term Loan Credit Agreement (this clause (iv), the “Term Loan Refinancing” and, together with the ABL Refinancing, the “Refinancing”), (v) if the waiver of the Change of Control from holders of the requisite principal amount of a particular series of outstanding Target Notes is not granted and an offer to purchase the Target Notes to effect the Change of Control Offer (as defined in the Notes Indentures (as defined below)) or any Alternate Notes Offer (as defined below) is made by the Sponsor or the Target, the Notes Refinancing with respect to such series of Target Notes as set forth in section (i) below and (vi) working capital and general corporate purposes.

(h) The Acquisition will constitute an Event of Default (as defined in the Existing ABL Credit Agreement) and the Company will seek to effect an amendment (the “ABL Consent Solicitation”) to the Existing ABL Credit Agreement to implement any necessary amendments to permit the Transactions (the “Required ABL Amendments”) and amend certain other sections of the Existing ABL Credit Agreement, including sections 2.6 and 5.2.

(i) The Acquisition will constitute a Change of Control (as defined in the Existing Term Loan Credit Agreement) and the Company will seek to effect an amendment (the “Term Loan Consent Solicitation”) to the Existing Term Loan Credit Agreement to implement any necessary amendments to permit the Transactions (the “Required Existing Term Loan Amendments”).

(j) The Acquisition will constitute a Change of Control, as defined in the applicable indentures (collectively, the “Notes Indentures”) governing the Target’s 6.500% Senior Notes due 2023, 6.00% Senior Notes due 2024, 8.250% Senior Notes due 2027, 8.500% Senior Notes due 2029 and 6.125% Senior Secured Notes due 2026 (collectively, the “Target Notes”). The Sponsor will or will cause the Target to seek to effect a waiver of the Change of Control from the requisite holders of each series of the Target Notes (collectively, the “Bond Consent Solicitation” and, together with the ABL Consent Solicitation and the Term Loan Consent Solicitation, the “Consent Solicitation”). The effectiveness of consents obtained in any Consent Solicitation are permitted to be conditioned on the Closing of the Acquisition. To the extent the Bond Consent Solicitation is not consented to by the requisite holders of a particular series of Target Notes, the Sponsor will or will cause the Target to deliver an offer to purchase to effect the Change of Control Offer to the holders of each applicable series of the Target Notes (to the extent then outstanding) in accordance with the terms of the Notes Indentures providing such holders the right to require the Target to repurchase their Target Notes at 101% of the principal amount thereof, plus accrued and unpaid interest

Exhibit A-2

to, but excluding, the date of purchase (such repurchase from participating holders of the Target Notes (other than Target Notes held directly or indirectly by the Sponsor), the “Notes Refinancing” and the aggregate principal amount of the Target Notes outstanding following the Bond Consent Solicitation; all Change of Control Offers (or any Alternate Notes Offers) and the Debt Contribution, the “Remaining Notes Amount”). The Sponsor may commence and consummate an offer to purchase or exchange offer for any series of Target Notes (an “Alternate Notes Offer”) as contemplated by the Merger Agreement in lieu of a Change of Control Offer for such series with the prior consent of the Bridge Lead Arranger. It is understood that the closing of any Change of Control Offer is subject to satisfaction of the applicable conditions in the applicable Notes Indenture, and as a result a Change of Control Offer may not be closed until after the closing of the Acquisition.

(k) The transactions described above, together with the transactions related thereto (including the payment of all fees, premiums (if any) and expenses incurred in connection with the foregoing and transactions related thereto), are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Launch Date” shall mean the date the Merger Agreement is executed, and “Closing Date” shall mean the date on which the Acquisition is consummated in accordance with this Commitment Letter.

Exhibit A-3

ANNEX I TO EXHIBIT A

MERGER AGREEMENT

Exhibit A-I-1

EXHIBIT B

ABL TERM SHEET

Borrower:	Initially, Chatham Delta Acquisition Sub, Inc., a Delaware corporation and, following the Acquisition, the Target (collectively, the “Borrower”).

Guarantors:	Each subsidiary of the Borrower that guarantees the Existing ABL Credit Agreement (collectively, the “Guarantors”). The Borrower and the Guarantors are referred to collectively as the “Credit Parties”.

ABL Administrative Agent and Collateral Agent:	Wells Fargo Bank, National Association (acting through any of its affiliates or branches as it deems appropriate, “WF Bank”) will act as the sole administrative agent and sole collateral agent (in such capacity, the “ABL Agent”, for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender (together with the Initial ABL Lenders, the “ABL Lenders” and together with the Bridge Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

ABL Lead Arranger and ABL Lead Bookrunner:	WF Bank will act as sole lead arranger and sole bookrunner for the ABL Facility (in such capacities, the “ABL Lead Arranger”, and together with the Bridge Lead Arranger, the “Arrangers”).

ABL Facility:	ABL Facility: A non-amortizing, asset-based revolving credit facility in an aggregate principal amount of up to $550.0 million (the “ABL Facility”), as may be reduced pursuant to Section 1 of the Commitment Letter, will be available to the Borrower in U.S. Dollars and other currencies to be agreed.

Use of Proceeds: Loans under the ABL Facility may be used (x) on the Closing Date to finance a portion of the Transactions in an amount up to $385.0 million and (y) after the Closing Date, for working capital and other general corporate purposes.

Availability: Loans under the ABL Facility may be borrowed, repaid and reborrowed on or after the Closing Date (without premium or penalty) and prior to the Termination Date in accordance with the terms of the ABL Facility Documentation referred to below.

Interest Rates and Fees: As set forth on Annex I hereto.

Termination Date: The ABL Facility will terminate on the five-year anniversary of the Closing Date (the “Termination Date”).

Exhibit B-1

Defaulting Lenders:	The ABL Facility Documentation shall contain defaulting lender provisions substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Letters of Credit:	A portion of the ABL Facility in an aggregate amount to be mutually agreed shall be available for the issuance of stand-by letters of credit, available in U.S. Dollars and other currencies to be mutually agreed (together with any such existing letters of credit to be rolled into the ABL Facility, the “Letters of Credit”) to support obligations of the Borrower and its subsidiaries. Letters of Credit will be issued by the ABL Lenders pro rata to their commitments under the ABL Facility (in such capacity, the “Issuing Bank”). The ABL Facility Documentation shall contain letter of credit provisions substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Swingline Loans:	A portion of the ABL Facility in an aggregate amount to be mutually agreed shall be available in U.S. Dollars with the Swingline Lender prior to the Termination Date for swingline loans (the “Swingline Loans”) to be made by ABL Lenders approved by the Borrower (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis (other than for purposes of calculation of the Commitment Fee). The Swingline Loan mechanics shall be substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Availability:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles; provided, that availability under the ABL Facility shall be deemed to be $450.0 million until the earlier of (i) the 90th day after the Closing Date and (ii) the delivery of the field exams and appraisals in respect of the Borrowing Base (as defined in the Existing ABL Credit Agreement); provided, further that it is understood and agreed that if field exams and appraisals are delivered prior to the Closing Date, in no event shall availability be less than $450.0 million on the Closing Date.

Guarantees:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Security:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Intercreditor Arrangements	Substantially consistent with the intercreditor agreement(s) entered into by the collateral agent under the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Exhibit B-2

Cash Management/Cash Dominion:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Incremental ABL Facilities:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Mandatory Prepayments:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Voluntary Prepayments:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

ABL Documentation Principles:

The definitive documentation for the ABL Facility (the “ABL Facility Documentation”) will be based on and substantially consistent with the Existing ABL Credit Agreement and the related loan documents executed in connection with the Existing ABL Credit Agreement (after giving effect to the Required ABL Amendments, as applicable) (the “Documentation Precedent”), and shall contain the terms set forth in this Exhibit B and be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date. The ABL Facility Documentation will (i) include the Administrative Agent’s agency provisions and certain mechanical and operational provisions consistent with and reflective of the Administrative Agent’s customary requirements and practices, (ii) cure any mistakes or defects contained in the Documentation Precedent, (iii) include modifications of the sanctions, anti-money laundering and anti-corruption provisions to the extent reasonably required by the ABL Agent and modifications to reflect any relevant changes in law or accounting standards since the date of the Documentation Precedent, and (iv) include customary ARCC “hardwire” LIBOR replacement provisions as set out in Annex I and customary erroneous payments provisions. To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “Material Adverse Effect”, for purposes of such representations and warranties, the definition thereof shall be “Company Material Adverse Effect” as defined in the Merger Agreement. This paragraph, the “Documentation Principles”.

The ABL Facility Documentation shall be subject in all respects to the conditions set forth in paragraph 3 of the Commitment Letter and Exhibit E to the Commitment Letter.

Representations and Warranties:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Conditions Precedent:	Subject to the Certain Funds Provision, the availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice and/or a letter of credit request (as applicable) and (b) the satisfaction (or waiver by the ABL Lead Arranger) of the applicable conditions set forth in Section 3 of the Commitment Letter and Exhibit E to the Commitment Letter.

Exhibit B-3

After the Closing Date, substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Affirmative Covenants:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Negative Covenants:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Financial Covenant:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Unrestricted Subsidiaries:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Events of Default:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Voting:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Cost and Yield Protection:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Assignments and Participations:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Expenses:	Whether or not the Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the ABL Lead Arranger associated with the syndication of the ABL Facility and the preparation, negotiation, execution, delivery, filing and administration of the ABL Facility Documentations (including any field exams and appraisals in connection therewith) and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to one counsel selected by us (and, if reasonably necessary, of one regulatory counsel and of one local counsel in each relevant jurisdiction) and the fees and expenses of any other independent experts retained by WF Bank with the prior written consent of the Borrower) and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the ABL Lead Arranger, any other agent appointed in respect of the ABL Facility and the Lenders (but limited, in the case of legal fees and expenses, to one counsel selected by us to all such persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole (and, in each case, if reasonably necessary, of one regulatory counsel and of one local counsel in each relevant jurisdiction) and other charges of external counsel and consultants) in connection with the enforcement of, or protection or preservation of rights under, the ABL Facility Documentations.

Exhibit B-4

Indemnification:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Governing Law and Forum:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Counsel to ABL Agent, ABL Lead Arranger, and Bookrunner:	Paul Hastings LLP.

Exhibit B-5

ANNEX I TO EXHIBIT B

Interest Rates:	Same as under the Existing ABL Credit Agreement.

Default Rate:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Letter of Credit Fees:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Commitment Fees:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Prepayment Premium:	Substantially consistent with the Existing ABL Credit Agreement, after giving effect to the Documentation Principles.

Exhibit B-I-1

EXHIBIT C TO COMMITMENT LETTER

SUMMARY OF TERMS OF THE BRIDGE LOAN FACILITY

Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit C have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	Initially, Chatham Delta Acquisition Sub, Inc., a Delaware corporation and, following the Acquisition, the Target (the “Borrower”).

Guarantors	Each subsidiary of the Borrower that guarantees the obligations under the Existing Term Loan Credit Agreement and under the existing senior secured notes pursuant to the Target’s Indenture (collectively, the “Guarantors”), dated as of April 28, 2021, among the Target, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and as notes collateral agent (the “Precedent Indenture”). The Borrower and the Guarantors are referred to collectively as the “Credit Parties.”

Bridge Lead Arranger and Joint Lead Book-Runners	Jefferies Finance and/or one or more of its designees shall act as sole lead arranger (in such capacity, the “Bridge Lead Arranger”) and Jefferies Finance, AGF and KCM and/or one or more of their respective designees shall act as joint lead book-runners for the Bridge Loans (in such capacities, the “Bridge Lead Book-Runners”). The Bridge Lead Arranger and the Bridge Lead Book-Runners will perform the duties customarily associated with such roles.

Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Lenders	A syndicate of banks, financial institutions and other entities (which may include the Bridge Lead Book-Runners, collectively, the “Lenders”) arranged by the Bridge Lead Arranger in consultation with the Borrower, but in any event excluding Disqualified Institutions.

Exhibit C-1

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

Bridge Loan Documents	The definitive documentation relating to the Bridge Loans (the “Bridge Loan Documentation” and together with the definitive documentation governing or evidencing the Term Loans and the Exchange Notes, the “Bridge Loan Documents”) will be based on the Bridge Documentation Principles (as defined below). The Bridge Loan Documentation will (i) include the Administrative Agent’s agency provisions and certain mechanical provisions consistent with and reflective of the Administrative Agent’s customary requirements and practices, (ii) cure any mistakes or defects contained in the Precedent Indenture, (iii) include modifications to reflect any relevant changes in law or accounting standards since the date of the Precedent Indenture and to reflect provisions customary for senior secured bridge loan financings, and (iv) include customary ARCC “hardwire” LIBOR replacement provisions as set out in Annex I to Exhibit B and customary erroneous payments provisions. To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “Material Adverse Effect”, for purposes of such representations and warranties, the definition thereof shall be “Company Material Adverse Effect” as defined in the Merger Agreement. This paragraph, the “Bridge Documentation Principles”.

II. Bridge Loan Facility

Bridge Loans	An aggregate principal amount of $1,125.0 million of Senior Secured Increasing Rate Bridge Loans (the “Bridge Loans”) (as such amount may be reduced as may be reduced pursuant to Section 1 of the Commitment Letter). At the option of the Lenders, the Bridge Loans may be replaced with, or originally made in the form of, notes on identical economic terms.

Use of Proceeds	The proceeds of the Bridge Loans will be used (x) on the Closing Date to finance the Acquisition, (y) to consummate the Notes Refinancing and (z) to pay fees and expenses in connection with the foregoing.

Maturity	One (1) year after the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).

Exhibit C-2

Rollover

If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into senior secured term loans due on the fourth anniversary of the Bridge Loan Maturity Date (the “Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Term Loans will have the terms set forth in Exhibit D to this Commitment Letter.

At the option of the Lenders, the Term Loans may be exchanged by the holders thereof for exchange notes (the “Exchange Notes”), which will have the terms set forth in Exhibit D to this Commitment Letter. The Exchange Notes will be issued under an indenture that will have the terms set forth in Exhibit D to this Commitment Letter and will otherwise be customary for issuances of notes similar to the Exchange Notes. In connection with each such exchange, if requested by any Lender that is a Lender as of the Closing Date (each, a “Senior Secured Initial Bridge Lender”), the Borrower shall (i) deliver to the Lender that is receiving the Exchange Notes, and to such other Lenders as such Senior Secured Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of the Exchange Notes by such Lenders, in form and substance reasonably acceptable to the Borrower and such Senior Secured Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions), if requested by such Senior Secured Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to such Senior Secured Initial Bridge Lender and such certificates as such Senior Secured Initial Bridge Lender may request in form and substance reasonably satisfactory to such Senior Secured Initial Bridge Lender and (iv) take such other customary actions, and cause its advisors, auditors and counsel to take such customary actions, as are reasonably requested by such Senior Secured Initial Bridge Lender in connection with issuances or resales of the Exchange Notes, including providing such customary information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of the Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities. Notwithstanding the foregoing, the Borrower shall not be

Exhibit C-3

required to exchange Term Loans for Exchange Notes unless at least $100.0 million of Exchange Notes would be outstanding immediately after such exchange and will not be required to issue Exchange Notes more than a number of times to be agreed in any calendar year.

“Conversion Default” shall mean (i) any default under the Bridge Loan Documents, (ii) any payment default under any material indebtedness or (iii) a breach under any Debt Financing Letter.

The Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit D to this Commitment Letter.

LIBOR Discontinuation:	The Bridge Loan Documents shall contain customary LIBOR replacement provisions in line with the ARC recommended “hardwired” approach; provided that if the Closing Date occurs after December 31, 2021, the interest rate under the Bridge Loans will be determined based on Term or Daily Simple SOFR (as determined by the Bridge Lead Arranger) plus a spread adjustment (as determined by the Bridge Lead Arranger).

III. Certain Payment Provisions

Interest	The Bridge Loans will bear interest at a rate per annum equal to three month LIBOR, adjusted quarterly, plus a the LIBOR Spread (as defined in the Fee Letter) (the “Rate”); provided that three month LIBOR shall in no event be less than 0.00%. The Rate will increase by (i) an amount equal to the Rate Step-Up (as defined in the Fee Letter) upon the 90-day anniversary of the Closing Date, plus (ii) an additional amount equal to the Rate Step-Up upon each subsequent 90-day anniversary following the initial 90-day anniversary of the Closing Date; provided, further, that interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined in the Fee Letter), in each case, without giving effect to any default interest. Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans. For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate.

Exhibit C-4

Default Rate	After the occurrence and during the continuation of a payment or bankruptcy default or event of default under the Bridge Loan Facility, overdue Bridge Loans and other overdue amounts shall bear interest at 2.00% above the then-applicable Rate and shall be payable in cash on demand.

Optional Repayment	The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon three business days’ prior written notice (or such shorter time as is agreed by the Administrative Agent), at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

Mandatory Repayment	The Borrower will repay the Bridge Loans with the net proceeds from (i) any direct or indirect public offering or private placement of the Notes, the Securities (as defined in the Fee Letter) or any other issuance or sale of (x) debt securities or equity securities of the Borrower or a parent holding company of the Borrower or (y) debt securities of any of their subsidiaries (in each case, other than debt and equity securities issued or sold to the Borrower and its subsidiaries), (ii) the incurrence of any other indebtedness for borrowed money (other than from borrowings under the ABL Facility and certain exceptions to be mutually agreed) by the Borrower, a parent holding company of the Borrower or any of their respective subsidiaries, (iii) sales of assets by the Borrower or any of its subsidiaries or any issuance or sales of equity of any subsidiary of the Borrower (subject to the mandatory prepayment provisions in the Existing Term Loan Credit Agreement and other than certain limited exceptions and customary reinvestment rights to be mutually agreed), and (iv) receipt of insurance or condemnation proceeds (in each case, subject to the mandatory prepayment provisions in the Existing Term Loan Credit Agreement and with customary exceptions and reinvestment rights to be mutually agreed) by the Borrower or any of its subsidiaries (in connection with insurance or condemnation proceeds related to the Borrower or its subsidiaries), in each case, at 100% of the principal amount of the Bridge Loans repaid, plus all accrued and unpaid interest and fees to the date of the repayment.

Change of Control	Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 101% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment, upon the occurrence of a “change of control” (the definition of which is to be mutually agreed).

Exhibit C-5

IV. Collateral and Guarantees

Collateral	Substantially consistent with the Precedent Indenture, after giving effect to the Bridge Documentation Principles (the “Collateral”).

Guarantees	Substantially consistent with the Precedent Indenture, after giving effect to the Bridge Documentation Principles.

Intercreditor Arrangements	Substantially consistent with the intercreditor agreement(s) entered into by the collateral agent under the Precedent Indenture, after giving effect to the Bridge Documentation Principles.

V. Other Provisions

Conditions Precedent	Subject to the Certain Funds Provision, the incurrence of the Bridge Loans under the Bridge Loan Facility on the Closing Date will be subject only to the delivery of notice of borrowing and the satisfaction (or waiver by the Bridge Lead Arranger) of the applicable conditions precedent set forth in Section 3 of the Commitment Letter and Exhibit E to the Commitment Letter.

Representations and Warranties	The Bridge Loan Documents will contain representations and warranties relating to the Borrower and its subsidiaries substantially consistent with the representations and warranties included in the Existing Term Loan Credit Agreement but including, for the avoidance of doubt, changes thereto customary for senior secured bridge loan financings, and consistent with the Bridge Documentation Principles.

Affirmative Covenants	The Bridge Loan Documents will contain such affirmative covenants substantially consistent with those included in the Existing Term Loan Credit Agreement (but including, for the avoidance of doubt, changes thereto customary for senior secured bridge loan financings) as modified by the Bridge Documentation Principles.

Negative Covenants	The Bridge Loan Documents will contain such negative covenants substantially consistent with the Precedent Indenture and as modified by the Bridge Documentation Principles.

Financial Maintenance Covenants:	None.

Exhibit C-6

Events of Default; Remedies	The Bridge Loan Documents will contain such events of default (including customary notice and grace periods) as are usual and customary for senior secured bridge loan financings of this type and consistent with the Bridge Documentation Principles.

Voting	The Bridge Loan Documents will contain such voting provisions substantially consistent with the Precedent Indenture and as modified by the Bridge Documentation Principles.

Transferability	Each holder of Bridge Loans will be free to (x) sell or transfer all or any part of its Bridge Loans to any third party (other than Disqualified Institutions and natural persons) with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) in compliance with applicable law (provided that such holder shall give prompt written notice to the Administrative Agent and the Borrower of any such sale or transfer); provided that, prior to the Bridge Loan Maturity Date, unless a payment or bankruptcy event of default has occurred and is continuing or there has been a Demand Failure Event (as defined in the Fee Letter), such holders may not collectively assign more than 49.9% in the aggregate of the principal amount of the Bridge Loans without the consent of the Borrower (not to be unreasonably withheld or delayed) (other than to one another or to an affiliate or approved fund of one another), (y) sell participations in all or a portion of the Bridge Loans (subject to customary voting restrictions), and (z) pledge any or all of the Bridge Loans in accordance with applicable law.

Cost and Yield Protection	The Bridge Loan Documents will contain such cost and yield protection substantially consistent with the Existing Term Loan Credit Agreement and as modified by the Bridge Documentation Principles.

Expenses	The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Bridge Lead Book-Runners associated with the syndication of the Bridge Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to one counsel selected by us (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction) and the fees and expenses of any other independent experts retained by the Bridge Lead Book-Runners with the prior written consent of the Borrower) and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Bridge

Exhibit C-7

Lead Book-Runners, any other agent appointed in respect of the Bridge Loan Facility and the Lenders (but limited, in the case of legal fees and expenses, to one counsel selected by us to all such persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole (and, in each case, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction) and other charges of external counsel and consultants) in connection with the enforcement of, or protection or preservation of rights under, the Bridge Loan Documents.

Indemnification	The Bridge Loan Documents will contain such indemnification provisions substantially consistent with the Existing Term Loan Credit Agreement and as modified by the Bridge Documentation Principles.

Governing Law and Forum	State of New York.

Counsel to the Bridge Lead	Latham & Watkins LLP.
Arranger and the Administrative Agent

* * *

Exhibit C-8

EXHIBIT D TO COMMITMENT LETTER

SUMMARY OF TERMS OF TERM LOANS

AND EXCHANGE NOTES

Set forth below is a summary of certain of the terms of the Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit D have the meanings set forth elsewhere in this Commitment Letter.

Term Loans

On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Term Loans. The Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity	The Term Loans will mature on the fourth anniversary of the Bridge Loan Maturity Date.

Interest Rate

The Term Loans will bear interest at a rate per annum (the “Interest Rate”) equal to the Total Cap.

Notwithstanding the foregoing, after the occurrence and during the continuation of (i) a payment or bankruptcy default or event of default, or (ii) upon the request of the Required Lenders, any other event of default, interest will accrue on the Term Loans at the then-applicable rate plus 2.0% per annum.

Covenants and Events of Default	From and after the Bridge Loan Maturity Date, the covenants, defaults and events of default will conform to those applicable to the Exchange Notes.

Exhibit D-1

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Term Loans may, at the option of any Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash). The Borrower will issue Exchange Notes under an indenture containing the terms below and otherwise customary for similar issuances of exchange notes (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the Bridge Lead Arranger.

Maturity Date	The Exchange Notes will mature on the fourth anniversary of the Bridge Loan Maturity Date.

Interest Rate

Each Exchange Note will bear interest at a rate per annum equal to the Total Cap.

Interest will be payable in arrears semi-annually. Default interest will be payable on demand.

Notwithstanding the foregoing, after the occurrence and during the continuation of an event of default, interest will accrue on the Exchange Notes at the then-applicable rate plus 2.0% per annum.

Transferability	If the Term Loans are converted to Exchange Notes, the Borrower, upon request by any holder of such Exchange Notes or the Administrative Agent, shall be required to ensure that such Exchange Notes are DTC-eligible.

Optional Redemption

Exchange Notes will be non-callable until the first anniversary of the Bridge Loan Maturity Date (subject to the market flex provisions in the Fee Letter and a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Bridge Loan Maturity Date to zero on the date that is the third anniversary of the Bridge Loan Maturity Date.

Prior to the first anniversary of the Bridge Loan Maturity Date, the Borrower may redeem up to 40% of the Exchange Notes with proceeds from an equity issuance at a price equal to par plus the coupon on the Exchange Notes.

Defeasance Provisions	Substantially consistent with the Precedent Indenture.

Modification	Substantially consistent with the Precedent Indenture.

Exhibit D-2

Change of Control	The Borrower will be required to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in a customary manner) at 101% of the outstanding principal amount thereof.

Covenants	Substantially consistent with the Precedent Indenture.

Events of Default	Substantially consistent with the Precedent Indenture.

Registration Rights	None.

* * *

Exhibit D-3

EXHIBIT E TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit E have the meanings assigned to them elsewhere in this Commitment Letter (including in the other exhibits, schedules or annexes thereto). The availability of the ABL Facility and the Bridge Loans on the Closing Date is solely conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, the conditions expressly set forth in Exhibits B and C to this Commitment Letter under the heading “Conditions Precedent” and those below.

GENERAL CONDITIONS

1. Concurrent Financings.

(a) The Transactions (including, without limitation, the Cash Contribution, the Cash Payment, the Rollover Contribution and the Debt Contribution) shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated on the terms set forth in the Transaction Description; provided that the Bond Consent Solicitation shall be commenced as soon as reasonably practicable, but in any event no later than 25 business days (or such longer period as the Bridge Lead Arranger may agree in its sole discretion) following the Launch Date and completed as soon as reasonably practicable, but in any event no later than 40 business days (or such longer period as the Bridge Lead Arranger may agree in its sole discretion) following the Launch Date and, in the event the Bond Consent Solicitation is not accepted by the requisite holders of a particular series of Target Notes that are then outstanding, the offer by the Sponsor or the Target to effect the Change of Control Offer with respect to such series (or any Alternate Notes Offer consented to by the Bridge Lead Arranger) shall have settled (or completed the initial settlement thereof) on or prior to the Closing Date; provided, further that the Sponsor shall not have reduced its direct or indirect holdings of common stock or aggregate holdings of debt of the Target, in each case, relative to the amount of such holdings as of the date of this Commitment Letter by more than the Reduction Limit (as defined in the Fee Letter) and in any event the Sponsor shall not have at any time reduced its direct or indirect holdings of the Target’s 6.125% Senior Secured Notes due 2026 to less than a majority in aggregate principal amount outstanding.

(b) The Purchaser shall have received the proceeds from the Cash Contribution and the Cash Payment in the amount that, together with the proceeds of the Debt Financing (including any Debt Financing initially incurred by the Target), shall be sufficient to pay the consideration for the Acquisition, the Refinancing and all related fees and expenses, in the amount or principal amount, as applicable, specified in the Commitment Letter.

(c) The Definitive Debt Documents shall be consistent with the Debt Financing Letters and the exhibits thereto (other than as mutually agreed between you and us), and shall have been executed and delivered by the Borrower and the Guarantors.

(d) The Collateral Agent, for the benefit of the Lenders under the ABL Facility and the Bridge Loan Facility and the other secured parties thereunder, shall have been granted perfected security interests in the assets of the Credit Parties to the extent described in Exhibits B and C to this Commitment Letter under the caption “Collateral” in form and substance reasonably satisfactory to the Commitment Parties; provided that the condition in this sentence is subject to the Certain Funds Provision.

Exhibit E-1

2. Acquisition.

(a) The Acquisition shall have been consummated or will be consummated concurrently with or immediately following the borrowing of the Bridge Loans (or the issuance of the Notes in lieu of the Bridge Loans) and/or the initial borrowing under the ABL Facility and, in each case, the receipt by the Purchaser of the proceeds of the foregoing.

(b) The Merger Agreement shall not have been amended, modified or waived, and the Borrower (or its applicable affiliate) shall not have consented to any action thereunder or pursuant thereto which would require the consent of the Borrower (or its applicable affiliate) under the Merger Agreement, in each case, in any manner that would be materially adverse to the interest of the Lenders or the Commitment Parties in their respective capacities as such without the consent of the Commitment Parties (it being understood and agreed that (1) any decrease in the consideration to be paid on the Closing Date under the Merger Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties unless such decrease does not exceed 10.0% of the consideration under the Merger Agreement on the Original Signing Date or pursuant to any purchase price or similar adjustment provisions set forth in the Merger Agreement (as in effect on the Original Signing Date), (2) any increase in the consideration to be paid on the Closing Date under the Merger Agreement shall be deemed to be not materially adverse to the interests of the Lenders, provided that such increase is funded by increasing the Cash Contribution, (3) any change to the definition of “Company Material Adverse Effect” or any similar definition shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties and (4) any modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Commitment Parties’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Merger Agreement (as in effect on the Original Signing Date) shall be deemed to be adverse to the interest of the Lenders and the Commitment Parties) and the Acquisition shall be consummated in accordance with the Merger Agreement.

3. Refinancing of Existing Debt.

(a) If the Required ABL Amendments are not obtained (or are obtained more than 40 business days (or such longer period as the ABL Commitment Party may agree in its sole discretion) after the Launch Date), the ABL Refinancing shall have been consummated substantially concurrently with the initial funding of the Facilities.

(b) If the Required Existing Term Loan Amendments are not obtained (or are obtained more than 40 business days (or such longer period as the Bridge Lead Arranger may agree in its sole discretion) after the Launch Date), the Term Loan Refinancing shall have been consummated substantially concurrently with the initial funding of the Facilities.

(c) In the event the waiver requested under the Bond Consent Solicitation is not granted by the requisite holders of the principal amount of a particular series of outstanding Target Notes, within the time period provided in the applicable Notes Indentures, the Sponsor shall have delivered, or shall have caused the Target to have delivered, a Change of Control Offer to the holders of such series of Target Notes in accordance with the terms of the applicable Notes Indenture. It is understood that the closing of any Change of Control Offer is subject to satisfaction of the applicable conditions in the applicable Notes Indenture, and as a result a Change of Control Offer may not be closed until after the closing of the Acquisition.

Exhibit E-2

4. Financial Information. The Commitment Parties shall have received (provided that the Target shall not be required to prepare financial statements other than those prepared in the ordinary course substantially consistent with past practice in connection with the Target’s compliance with its Securities and Exchange Commission reporting obligations),

(a) audited consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Acquired Business for the last two full fiscal years ended at least 90 days prior to the Closing Date,

(b) unaudited consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Acquired Business for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), which shall have been subject to a SAS 100 review, and

(c) a pro forma consolidated balance sheet of the Borrower (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); provided that each such pro forma financial statement shall be prepared in good faith by the Borrower and the Target shall have no responsibility to prepare the pro forma financial statements.

5. Payment of Fees and Expenses. All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to the Commitment Parties, the Lenders or any of our or their respective affiliates that, in the case of expenses, have been invoiced at least two business days prior to the Closing Date, shall have been paid to the extent due.

6. Customary Closing Documents. The following documents required to be delivered under the Definitive Debt Documents (but subject to the Certain Funds Provision), including (a) customary lien, litigation and tax searches, (b) certificates of insurance, (c) customary legal opinions, corporate records and documents from public officials and officers’ certificates, (d) notice of borrowing and (e) Borrowing Base Certificate (as defined in the Existing ABL Credit Agreement) along with supporting documentation (provided that, if field examinations and appraisals in respect of the Borrowing Base are not delivered prior to the Closing Date, such Borrowing Base Certificate shall state that the Borrowing Base is equal to the $450.0 million deemed amount set forth under the heading “Availability” in Exhibit B). Without limiting the foregoing, you shall have delivered (i) at least two business days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation requested at least ten days prior to the Closing Date, and (ii) a certificate from the chief financial officer of the Borrower in the form attached as Exhibit F.

7. Prior Marketing of Securities. With respect to the Bridge Loan Facility, (a) you shall have retained one or more investment banks reasonably acceptable to the Bridge Lead Arranger (the “Investment Banks”) to act as “initial purchasers” in a “Rule 144A-for-life offering” of Notes, (b) you shall deliver to the Investment Banks an offering memorandum (the “Offering Memorandum”) suitable for use in a customary roadshow for high yield debt securities sold pursuant to Rule 144A, which Offering Memorandum shall include historical financial statements of the Acquired Business, subject to the following sentence, and in form and substance necessary for the Investment Banks to receive customary comfort letters (including customary “negative assurance” comfort and taking into account any limitations on such negative assurance after the end of the fiscal year) from the Company’s and the Target’s independent accountants consistent with customary high yield debt securities transactions under Rule 144A (drafts of which comfort letters shall have been delivered to the Investment Banks prior to commencement of the

Exhibit E-3

Marketing Period and which comfort letters such accountants shall have indicated that they are prepared to deliver upon completion of customary procedures upon the pricing and closing of such offering of Notes) (together with the Offering Memorandum, the “Required Bond Information”), provided however that the Target shall not be required to recast or restate any financial statements for discontinued operations and (c) you shall have provided the Investment Banks with a period (the “Marketing Period”) of at least 15 consecutive business days following receipt by the Investment Banks of the Required Bond Information to seek to place the Notes with qualified purchasers thereof; provided that the Marketing Period shall exclude the date hereof through January 3rd, January 17th, February 21st and May 30th (each, a “Black-Out Date”); it being understood and agreed that any Black-Out Date after the commencement of the Marketing Period shall be disregarded for purposes of calculating the 15 consecutive business days constituting the Marketing Period. For the avoidance of doubt, the Offering Memorandum will not be required to include segment reporting or consolidating and other financial statements or data required by Rules 3-03(e), 3-09, 3-10 or 3-16 of Regulation S-X, CD&A and other information required by Item 402, 404 or 601 of Regulation S-K and information regarding executive compensation and related pension disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information or financial data customarily excluded from an offering memorandum for a “Rule 144A Offering.”

Notwithstanding the foregoing, the Marketing Period shall be deemed not to have commenced, if prior to the completion of such 15 consecutive business day period, (A) any auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Offering Memorandum, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the applicable auditor or another independent accounting firm reasonably acceptable to the Bridge Lead Arranger and (B) the Company or the Target shall have publicly announced any intention to restate any material financial information included in the Offering Memorandum or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company or the Target, as applicable, has determined that no restatement shall be required.

Exhibit E-4

EXHIBIT F TO COMMITMENT LETTER

FORM OF SOLVENCY CERTIFICATE

Reference is made to that certain [___________] (the “Agreement”) dated as of [____________], by and among [___________]. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

The undersigned, [___________], the Chief Financial Officer of Chatham Delta Acquisition Sub, Inc., a Delaware corporation (the “Borrower”), solely in such person’s capacity as Chief Financial Officer of the Borrower and not in any individual capacity, does herby certify pursuant to Section [___] of the Agreement as follows:

(a) the sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair value or the present fair saleable value (on a going concern basis) of the present assets of the Borrower and its subsidiaries, on a consolidated basis;

(b) the capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its subsidiaries, on a consolidated basis, as contemplated on the date hereof; and

(c) the Borrower and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) assumed the truth and accuracy of the matters set forth in that certain certificate delivered to the Borrower pursuant to Section 6.2(d) of the Merger Agreement (other than, for the avoidance of doubt, matters that are the subject of the certifications set forth herein), and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its restricted subsidiaries.

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Solvency Certificate in connection with the making of the Loans pursuant to the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer

Exhibit F-1